News Release

FOR RELEASE

Monday, January 12, 2004
7:31 am Eastern (4:31 am Pacific)

Investor Contact: Mark Lamb Director — Investor Relations (425) 519-4034 markl@Onyx.com	Media Contact: Carrie Holmes Onyx Public Relations (425) 519-4096 carrieh@Onyx.com

Onyx Software CEO and CRM Visionary Brent Frei Plans to Transition Role

BELLEVUE, WA. — Onyx Software Corp. (NASDAQ: ONXS), a worldwide leader in successful customer relationship management (CRM), today announced that company co-founder and CEO Brent Frei has decided to transition his CEO role. The board of directors, including Frei, has begun a search for a new CEO and retained the executive recruiting firm Christian & Timbers. Frei is expected to remain CEO and chairman of the board until his successor is named.

“Next month Onyx will celebrate ten years as one of the top independent providers of CRM technology and services,” said Brent Frei, Onyx Software CEO. “That’s a milestone few software companies ever reach, and it’s the result of doing what’s right for Onyx customers, shareholders, and employees. I’m proud of the technology leadership and customer-focused corporate culture we’ve created, and I believe that the time is right for me to turn over the reigns to a CEO who can take Onyx to new heights over the next decade.”

In 1994, Frei co-founded Onyx Software. The company’s original product was one of the first to give enterprises a single unified view of customer interactions across sales, marketing and customer service functions — exemplifying the application category now known as Customer Relationship Management (CRM). Under Frei’s leadership, Onyx has:

•	Developed a strong corporate culture focused on helping customers achieve CRM success. Independent research often shows Onyx to have among the highest customer satisfaction ratings while Onyx customers are regularly highlighted for the maturity and business impact of their Onyx deployments.

•	Consistently introduced innovative technology. Onyx was one of the first CRM providers to deliver a true Internet architecture, and while the customers of many Industry peers remain on client server technology, a majority of Onyx customers have now migrated to the Company’s Internet platform.

•	Introduced Onyx Embedded CRM, a business strategy that enables Onyx partners to embed components of Onyx’s technology into applications that are then marketed to a specific industry or customer segment, often in a hosted environment.

•	Grown its customer roster to over 1,000 companies including global, brand name organizations such as American Express, Amway, ASB Bank, Microsoft, ntl, Starbucks Coffee Company, State Street and Suncorp.

“Brent Frei is truly a CRM visionary,” said Foundation Capital partner and Onyx board member Bill Elmore. “When Onyx was founded, CRM as we know it today did not exist. Businesses were forced to buy disparate applications for sales, support and other customer activities. Brent and his team were one of the first to create an integrated suite of customer applications. First called ‘Total Customer Management,’ Brent’s vision has morphed into what we today call CRM, one of the largest application software categories,” Elmore said.

“In today’s competitive environment, any business would love to have great customers, great technology and a great culture,” said former Wells Fargo Bank CEO and Onyx board member Teresa Dial. “Under Brent Frei’s leadership, Onyx is one of the unique technology companies that has developed all three. As a result, I see the future as very bright for Onyx. We believe the addition of supplemental distribution and management expertise will strongly increase the company’s potential to enhance shareholder value, and we look forward to Brent’s continued contributions to that effort,” Dial added.

Onyx Software Conference Call

Onyx will host a conference call on Monday, January 12, 2004. The Onyx Software earnings conference call is scheduled to start promptly at 9:30 am Eastern (6:30 am Pacific). We suggest that you access the call 10-15 minutes prior to the start time by signing on at http://investor.onyx.com. The call will be archived and available for replay at this same URL for one week. Alternatively, you can participate by phone.

When: Monday, January 12, 2004

Time: 9:30 am (Eastern)/6:30 am (Pacific)
Dial-In: 1-800-299-7635
International Dial-In: 1-617-786-2901
Replay: 1-617-801-6888
(available from 11:30 am ET 1/12/04 through 11:59 pm ET 1/18/04)
Passcode: 87579834

About Onyx Software

Onyx Software Corp. (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, usable solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, United Kingdom lottery operator Camelot, Delta Dental of California, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

Forward-Looking Statement

This press release contains forward-looking statements, including statements about our ability to attract and hire a CEO candidate with the expertise and skills we desire, and the ability of this candidate to achieve enhanced results. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict”, “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the risk that we are unable to identify and recruit a candidate with the desired expertise and skills in a timely fashion, if at all, and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on form 10-Q for the period ended September 30, 2003. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Onyx is a registered trademark of Onyx Software Corp. in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.